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                                                                       EXHIBIT F


                              BRENCO, INCORPORATED

                       EXECUTIVE RETIREMENT INCENTIVE PLAN

                  Amended and Restated Effective March 22, 1996


     Brenco, Incorporated (the "Company"), hereby amends and restates the Brenco, Incorporated Executive Retirement Incentive Plan which was originally adopted effective January 1, 1995 (the "Plan"), effective March 22, 1996.

     1.   DEFINITIONS.

     A. "ACTUARIAL VALUE" - means "Actuarial Value" as defined in the Retirement Plan.

     B. "AVERAGE COMPENSATION" - means "Average Compensation" as defined in the Retirement Plan except that, for purposes of the Plan, Average Compensation shall include 100% of any bonuses, commissions or other cash incentives received by a Participant instead of 75% as prescribed in the Retirement Plan, and shall be determined without regard to the "Compensation Limit" contained in the Plan.
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     C.   "BASE BENEFIT" - means an amount equal to three percent (3%) of a
Participant's Average Compensation multiplied by his Years of Benefit Service, up to a maximum of 20 years, determined at the time that benefit payments commence under the Plan.

     D. "CHANGE IN CONTROL" - means the occurrence of a "Change In Control" as defined in the Change In Control Agreements entered into by the Company and referenced on Addendum A attached hereto, as amended from time to time.

     E. "COMMITTEE" - means the Compensation Committee of the Board of Directors of the Employer.

     F.   "EMPLOYER" - means Brenco, Incorporated and any of its affiliates.

     G. "OFFSET BENEFIT" - means an amount equal to the sum of (i) the single life annuity retirement benefit which would be payable to the Participant under the Retirement Plan, and (ii) the benefits which a Participant would be entitled to receive under the Social Security Act at age 62, both of which to be determined as of the time that benefit


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payments commence under the Plan on the same basis (i.e. monthly or annual) that the Base Benefit is computed.

     H.   "NORMAL RETIREMENT AGE" - means age 62.

     I. "PARTICIPANT" - means an employee designated by the Committee as eligible to participate in the Plan. Except as may be provided in Addendum A attached hereto, the Committee may at any time terminate an employee's designation as a Participant, in which case such employee's "Base Benefit" will be frozen, but his "Offset Benefit" may continue to increase. A Participant shall cease being a Participant in the event that his employment terminates prior to his attaining age 55 other than on account of his death or disability or as provided in Addendum A attached hereto.

     J.   "PLAN ADMINISTRATOR" - means Brenco, Incorporated.

     K.   "PLAN YEAR" - means the calendar year.

     L.   "RETIREMENT PLAN" - means the Brenco Retirement Plan.

     M.   "TRUST" - means the Trust established by the Employer pursuant to
Section 14 of the Plan.

     N. "YEAR OF VESTING SERVICE" - means "Year of Vesting Service" as determined under the Retirement Plan for vesting purposes.


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     O.   "YEAR OF BENEFIT SERVICE" - means "Year of Benefit Service" as determined under the Retirement Plan for benefit accrual purposes.

     2. PURPOSE. The Plan is intended to advance the interests of the Company by providing a financial incentive to certain officers and other key executive employees to retire from the Company at or before attaining the Normal Retirement Age.

     3. ADMINISTRATION OF PLAN. The Plan shall be administered by the Committee. The Committee shall have the right to interpret the Plan, and all decisions of the Committee with respect to the Plan shall be binding on all Participants.

     4. ELIGIBILITY AND PARTICIPATION. The Committee may from time to time select employees who shall participate in the Plan. In selecting employees the Committee shall consider the position and responsibilities of the eligible employees, the total cash compensation and value of their services to the Company, and such other factors as the Committee deems pertinent.

     5. ELIGIBILITY FOR RETIREMENT INCENTIVE BENEFIT PAYMENTS AND COMPUTATION OF BENEFIT AMOUNT. In order for a Participant to be eligible to receive the Retirement Incentive Benefit described below, except as


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provided in Sections 7, 8 and 9 below, and Addendum A attached hereto, he must
(a) retire before the first day of the calendar quarter next following the date on which he attains the Normal Retirement Age, (b) have at least five (5) Years of Vesting Service on the date that he retires, and (c) be at least fifty five
(55) years old on the date that he retires.

     The Retirement Incentive Benefit shall be an amount equal to the excess, if any, of the Participant's Base Benefit over the Participant's Offset Benefit.

     6. PAYMENTS FOLLOWING RETIREMENT ON OR BEFORE THE NORMAL RETIREMENT AGE. If the conditions set forth in Section 5 are satisfied, the Retirement Incentive Benefit shall be payable monthly for the Participant's life commencing on the first day of the calendar quarter next following the date that the Participant retires.

     If Retirement Incentive Benefit payment commence before the first day of the calendar quarter next following the date that the Participant attains the Normal Retirement Age, the Retirement Incentive Benefit payment shall be reduced in accordance with the table set forth below:

     Age When Payments Commence    Percentage of Benefit Payable *
     --------------------------    -------------------------------


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               62                             100%

               61                              95%

               60                              90%

               59                              85%

               58                              80%

               57                              75%

               56                              68.8%

               55                              63.2%

     *adjusted on a monthly basis for payments which commence between birthdates.

     After taking into account the reduction described above, if any, the Retirement Incentive Benefit shall be paid in such form as the Participant elects among the forms of payment available under the Retirement Plan; provided, however, that such payments will be reduced, in accordance with computations made by an actuary engaged by the Plan Administrator, in the event that the benefit is paid in any form other than a Single Life Annuity for the life of the Participant.

     7. PAYMENTS FOLLOWING A PARTICIPANT'S DISABILITY. In the event that a Participant's employment terminates on account of his disability, as


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defined in the Retirement Plan, before benefit payments have commenced pursuant to Section 6 above, Retirement Incentive Benefit Payments will commence on the date that benefit payments are first made to the Participant under the Retirement Plan.

     8. PAYMENTS TO A SPOUSE FOLLOWING A PARTICIPANT'S DEATH. If a Participant dies after benefit payments have commenced under the Plan, his spouse or other beneficiary will be entitled to receive benefit payments only if the form of benefit payment originally selected by the Participant provides for the continuation of benefit payments.

     If a Participant who has been married to his spouse for at least one year at the time of his death dies after attaining age 55 with at least five (5) Years of Vesting Service before benefit payments have commenced under the Plan, the Participant's spouse will receive benefit payments under the Plan commencing on the first day of the calendar month immediately following the month in which the Participant died. Such benefit shall be in the form of a single life annuity payable monthly for the life of the Spouse. The amount of such annuity shall equal the survivor annuity to which the spouse would have been entitled under the Plan determined as if benefit payments to the Participant had commenced on the day preceding the day of


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his death under the Joint and 50% Spouse Survivor Annuity form of payment.

     If a Participant who has been married to his spouse for at least one year at the time of his death dies prior to attaining age 55 with at least five (5) Years of Vesting Service, the Participant's spouse will receive benefit payments under the Plan commencing on the first day of the calendar month in which the Participant would have attained age 55 had he survived. Such benefit shall be in the form of a single life annuity payable monthly for the life of the spouse. The amount of such annuity shall equal the survivor annuity to which the spouse would have been entitled under the Plan determined as if the Participant had died on the day following the day that benefit payments to the Participant commenced after he had attained age 55 under the Joint and 50% Spouse Survivor Annuity form of payment.

     9. PAYMENTS TO A DESIGNATED BENEFICIARY FOLLOWING A PARTICIPANT'S DEATH. In the event that a Participant who has at least five (5) Years of Vesting Service dies before benefit payments commence under the Plan, his designated beneficiary may be entitled to receive a Supplemental Death Benefit. The Supplemental Death Benefit is an amount, payable in


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the form of sixty (60) guaranteed monthly payments, equal to the Actuarial Value of the excess of:

          (i) The Actuarial Value of the guaranteed ten-year certain portion of the benefit payment to which the Participant would have been entitled under the Ten-Year Certain and Life Annuity form of payment had he commenced receiving benefit payments under the Plan on the first day of the calendar month coinciding with or next following the later of:

               (A)  the date of his death, or

               (B) the first date on which he could have retired and received benefit payments under the Plan, over

          (ii) The Actuarial Value of the benefit payable to the Participant's spouse, if any, payable under Section 8 of the Plan.

     If the Participant dies after attaining age 55, the benefit payable hereunder, if any, will commence on the first day of the calendar month immediately following the month in which the Participant dies.

     If the Participant dies prior to attaining age 55, the benefit payable hereunder, if any, will commence on the first day of the calendar month immediately following the month in which the Participant would have attained age 55 had he survived.


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     10.  CASH-OUT PROVISION.  In the event that the present value of any benefit payable under this Plan, as determined by an actuary engaged by the Plan Administrator for this purpose, is $20,000 or less, such present value shall be paid to the Participant, his spouse and/or his designated beneficiary as the case may be, in a single lump sum payment as soon as practicable after such determination is made.

     11. NON-COMPETE PROVISION. The continuation of benefit payments under the Plan will cease, and the right to all future payments under the Plan will be forfeited, if the Participant, without the written consent of the Company directly or indirectly enters into or in any manner takes part in any business, profession or other endeavor which shall be in competition with the business of the Company, either as an employee, agent, independent contractor, owner or otherwise in any state or foreign country in which the Company is conducting business.

     12. LIMITATION ON BENEFITS. No Participant, spouse or beneficiary shall have any right to receive benefits under the Plan prior to the termination of the Participant's employment.

          Except as provided in Addendum A attached hereto, in the event that a Participant's employment terminates (i) before he attains the


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age of fifty five (55) for any reason other than his death or disability, or
(ii) on or after the first day of the calendar quarter next following the date that he attains the Normal Retirement Age, or in the event that a Participant breaches the noncompete provision in paragraph 11, all rights of the Participant, his spouse and/or his beneficiary shall be forfeited and all obligations of the Company to make payments or further payments under the Plan shall cease.

          The Plan shall not give the Participant, his spouse, his beneficiary or anyone else any right or claim to specific assets of the Company, regardless of whether the Company establishes a separate account or otherwise provides for funding its liability hereunder.

          The Plan may be modified or amended by the Company at any time, provided however, the benefits payable to any Participant under the Plan determined as of the time of such modification or amendment, and the benefit rights granted and the benefits potentially payable after a Change In Control as provided in Addendum A attached hereto, shall not be reduced by such modification or amendment unless such Participant consents in writing to such reduction.


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     13.  WAIVER OF VESTING AND BENEFIT ACCRUAL LIMITATIONS.  The Committee may,
in its sole discretion, waive, modify or amend all or any portion of the provisions of the Plan that have the effect of limiting the amount or the timing of payments that are to be made under the Plan. Such action by the Committee may be made on a case by case basis or may be made with respect to all Participants.

     14. ESTABLISHMENT OF TRUST. On or before May 1, 1996, the Company shall establish the Trust, in the form attached hereto as Exhibit A, to fund Retirement Incentive Benefits under the Plan.

     15. CHANGE IN CONTROL PROVISIONS. In the event that there is a Change In Control, the provisions of the Plan shall be modified in accordance with the provisions set forth in Addendum A attached hereto.

     16.  MISCELLANEOUS PROVISIONS.

          (a) The Plan shall be governed by the laws of the Commonwealth of Virginia.

          (b) Each Participant shall designate a beneficiary, in writing, in such form as the Company may prescribe. The Company may rely on such beneficiary designation until such time that it is revoked, in writing, by the Participant. In the event that a Participant fails to designate a


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     beneficiary, the Company shall make all payments which would have been made to the Participant's designated beneficiary to such Participant's estate.

          (c) No benefit payable under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

          (d) Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in employment by the Company, or as a limitation on the right of the Company to discharge any of its employees with or without cause.

          IN WITNESS WHEREOF, the Plan has been duly amended and restated as of the 22nd day of March, 1996.

                    Brenco, Incorporated

                    By ________________________


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

                                   ADDENDUM A

                          CHANGE IN CONTROL PROVISIONS

     1. CHANGE IN CONTROL AGREEMENTS. For purposes of this Addendum A, the Change In Control Agreements entered into by the Company and referenced in paragraph D of Section 1 of the Plan are those Change In Control Agreements dated as of March 22, 1996 for the following Participants (the "Listed Participants"):

               Jacob M. Feichtner

               Donald Fitzsimmons

               Robert V. Lawrence

               J. Craig Rice

     2. ADDITIONAL RIGHTS AFTER A CHANGE IN CONTROL. In the event that a Change In Control occurs, the following provisions will apply in


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determining the entitlement to and payment of benefits under the Plan for or with respect to the Listed Participants.

     A. LISTED PARTICIPANT'S CONTINUED PARTICIPATION. The Committee may not terminate a Listed Participant's designation as Participant.

     B. ADDITIONAL YEARS OF BENEFIT SERVICE AND ELIMINATION OF BENEFIT REDUCTION FOR EARLY RETIREMENT FOR JACOB M. FEICHTNER. In the event that the employment of Jacob M. Feichtner ("Feichtner") terminates on or before June 30, 1999 and within two years after the occurrence of the Change In Control and such termination of employment is not a "Nonqualifying Termination" as defined in the Change In Control Agreement between the Company and Feichtner dated as of March 22, 1996, then the following shall apply:

          (1) His Years of Benefit Service shall be determined as if his employment terminated on June 30, 1999.

          (2) The Offset Benefit attributable to the Retirement Plan shall be calculated with the reduction for payment prior to age 62 under the Retirement Plan (determined as though


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     his accrued benefit under the Retirement Plan commenced on the first day of the calendar quarter next following the date of his termination of employment) before it is subtracted from the Base Benefit to determine the amount of the Retirement Incentive Benefit.

          (3) The Retirement Incentive Benefit payable to him shall not be reduced in accordance with the reduction for payment before Normal Retirement Age provisions of Section 6 of the Plan.

     C. ELIMINATION OF BENEFIT REDUCTION FOR EARLY RETIREMENT FOR ROBERT V. LAWRENCE. In the event that the employment of Robert V. Lawrence ("Lawrence") terminates on or before March 31, 2000 and within two years after the occurrence of the Change In Control and such termination of employment is not a "Nonqualifying Termination" as defined in the Change In Control Agreement between the Company and Lawrence dated as of March 22, 1996, then the following shall apply:


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          (1)  The Offset Benefit attributable to the Retirement Plan shall be calculated with the reduction for payment prior to age 62 under the Retirement Plan (determined as though his accrued benefit under the Retirement Plan commenced on the first day of the calendar quarter next following the date of his termination of employment) before it is subtracted from the Base Benefit to determine the amount of the Retirement Incentive Benefit.

          (2) The Retirement Incentive Benefit payable to him shall not be reduced in accordance with the reduction for payment before Normal Retirement Age provisions of Section 6 of the Plan.

     D. ACCELERATION OF VESTING AND OTHER RIGHTS FOR J. CRAIG RICE. In the case of J. Craig Rice ("Rice"), if he terminates before the first day of the calendar quarter next following the date on which he attains the Normal Retirement Age, then the following shall apply:


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          (1)  The age and service eligibility requirements set forth in
     Sections 5 of the Plan and the forfeiture on termination of employment rule set forth in Section 12 of the Plan shall be waived.

          (2) He shall be eligible to receive his Retirement Incentive Benefit at the later of age 55 or his termination of employment (or any earlier date permitted in the event of his disability) if then alive.

          (3) If he dies (whether before or after his termination of employment) before his benefit payments under the Plan have commenced to him, his spouse or other beneficiary shall be entitled to receive such death benefits as may then be provided to them under Sections 8 and 9 of the Plan.

          (4) The non-competition provisions of Section 11 of the Plan shall apply to him only if he voluntarily resigns other than for "Good Reason" as defined in the Change In Control Agreement between the Company and Rice dated as of March 22, 1996 (but determined without regard to the first sentence of the second paragraph


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     of Section 1(f) of the Change In Control Agreement which provides for a 30-
     day window after the first anniversary of the Change In Control during which his voluntarily termination will be deemed Good Reason).

     E. ACCELERATION OF VESTING AND OTHER RIGHTS FOR DONALD FITZSIMMONS. In the case of Donald Fitzsimmons ("Fitzsimmons"), if he terminates before the first day of the calendar quarter next following the date on which he attains the Normal Retirement Age, then the following shall apply:

          (1) The age and service eligibility requirements set forth in Sections 5 of the Plan and the forfeiture on termination of employment rule set forth in Section 12 of the Plan shall be waived.

          (2) He shall be eligible to receive his Retirement Incentive Benefit at the later of age 55 or his termination of employment (or any earlier date permitted in the event of his disability) if then alive.

          (3) If he dies (whether before or after his termination of employment) before his benefit payments under the Plan


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     have commenced to him, his spouse or other beneficiary shall be entitled to receive such death benefits as may then be provided to them under Sections
     8 and 9 of the Plan.

          (4) The non-competition provisions of Section 11 of the Plan shall apply to him only if he voluntarily resigns other than for "Good Reason" as defined in the Change In Control Agreement between the Company and Fitzsimmons dated as of March 22, 1996 (but determined without regard to the first sentence of the second paragraph of Section 1(f) of the Change In Control Agreement which provides for a 30-day window after the first anniversary of the Change In Control during which his voluntarily termination will be deemed Good Reason).

     3. REQUIREMENT TO FULLY FUND THE TRUST. Within ninety (90) days following the date that a Change In Control occurs, the Company shall contribute to the Trust an amount equal to the unfunded actuarial liability of the Plan, determined in accordance with sound actuarial principles as of the date that such Change In Control occurs. On or before March 31 of each


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year following the year in which a Change In Control occurs, the Company shall contribute to the Trust an amount equal to the unfunded actuarial liability of the Plan as of the December 31 next preceding.


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